Exhibit 24.1

Power of Attorney

KNOW ALL BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints David W. Barry and Ellen M. Ingersoll, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form 10-K Annual Report of Pursuit Attractions and Hospitality, Inc. for the fiscal year ended December 31, 2024, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed on this 11th day of March 2025, by the following persons:

/s/ Jill H. Bright	/s/ Denise M. Coll
Jill H. Bright	Denise M. Coll
Director of Pursuit Attractions and Hospitality, Inc.	Director of Pursuit Attractions and Hospitality, Inc.

/s/ Beverly K. Carmichael	/s/ Virginia L. Henkels
Beverly K. Carmichael	Virginia L. Henkels
Director of Pursuit Attractions and Hospitality, Inc.	Director of Pursuit Attractions and Hospitality, Inc.

/s/ Brian P. Cassidy	/s/ Joshua E. Schechter
Brian P. Cassidy	Joshua E. Schechter
Director of Pursuit Attractions and Hospitality, Inc.	Director of Pursuit Attractions and Hospitality, Inc.